Exhibit 3.3

ARTICLES OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

WEXFORD SHIPPING COMPANY

UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT

The undersigned, Frederick B. Simon, Chief Executive Officer and President of Wexford Shipping Company, a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Articles of Incorporation of said Corporation hereby certifies:

1.     The name of the Corporation is:  Wexford Shipping Company.

2.     The Articles of Incorporation were filed with the Registrar of Corporations as of the third day of May, 2005.

3.     Section  A   of the Articles of Incorporation is hereby amended to read in its entirety as follows:

A.            The name of the Corporation shall be:

Cavan Maritime Limited

4.     The amendment to the Articles of Incorporation was authorized by written consent of all shareholders entitled to vote thereon.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 14 day of June, 2005.

/s/ Frederick B. Simon
Authorized Person
Frederick B. Simon
Chief Executive Officer and
President

NOTARIAL STATEMENT:

SS.:

On this 14 day of June, 2005, before me personally came Frederick B. Simon, known to me to be the individual described in and who executed the foregoing instrument and he duly acknowledged to me that the execution thereof was his act and deed.

/s/ Jacquelyn M. Werner
Jacquelyn M. Werner
Notary Public